Exhibit 10.4

                         SEVERANCE AND RELEASE AGREEMENT

         THIS SEVERANCE AND RELEASE AGREEMENT (the "Agreement") is made this 19th day of June 1998 by and between Robert C. Sinewe (the "Employee"), WVS Financial Corp., a Pennsylvania corporation (the "Company") and West View Savings Bank, a Pennsylvania-chartered savings bank and wholly-owned subsidiary of the Company (the "Bank"). The Company and the Bank are sometimes collectively referred to herein as the Employers.


                                   WITNESSETH:

         WHEREAS, the Employee currently serves as President and Chief Executive Officer of the Company and the Bank and as a director of the Company and the Bank;

         WHEREAS, the Employers and Employee have had discussions prior to the date hereof with respect to the termination of Employee's employment and the payments the Employers would agree to make pursuant to such termination; and

         WHEREAS, the Employers and the Employee have previously entered into an employment agreement dated July 1, 1997 (the "Employment Agreement");

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

         1. Termination of Employment and Directorship. With the execution of this Agreement, the Employee shall no longer be an officer, director or employee of the Company or the Bank and shall deemed to have resigned as an officer and employee of the Company and the Bank and as a member of the Board of Directors of the Company and of the Bank.

         2.   Payments and Benefits to the Employee.

              (a) The Employers agree to make a lump-sum payment of $135,000 to Employee payable as of July 31, 1998. In addition, the Employers agree to pay to the Employee an aggregate of $421,200, such amount to be paid in seventy-two (72) equal semi-monthly installments of $5,850 due the fifteenth day and the last day of each month with the first payment to be paid on July 15, 1998 and the last payment to be made on June 30, 2001 (as W-2 wages). From the date hereof through June 30, 1998, you will be paid your current salary and will continue to participate in the Employers' group health and tax-qualified retirement plans. The Employer shall have no obligation to make contributions for service subsequent to June 30, 1998 to its tax qualified retirement plans on behalf of Employee and Employee shall have no right to participate for service subsequent to June 30, 1998.

              (b) The Employee shall be entitled to participate in the Employer's Health Assurance Medical Plan and other group health plans (including the Employer's Cancer Plan and Dental Plan) and the Employee's wife shall be entitled to participate in the Employer's Health Assurance Medical Plan, each for a period of thirty-six (36) months from July 1, 1998 through June 30, 2001 at no cost to the Employee or his wife.

              (c) The Employers will pay the Employee a monthly cash allowance of $400 for a twelve (12) month period commencing on July 1, 1998 and ending on June 30, 1999. Subsequent to July 1, 1998, Employee shall have no right to the continued use of the automobile currently provided by the Employer.

              (d) All of Employee's accrued and vested benefits as of June 30, 1998 held under the Employers' tax qualified retirement plans shall be available for distribution which shall be made in the ordinary course of business in accordance with such plan terms and past practice of the Employers.

        3. Stock Incentive and Recognition Plans. It is acknowledged that no additional arrangements are being provided by the Employers to the Employee under the Employer's 1993 Stock Incentive Plan or the Recognition and Retention Plan and Trust for Officers, and that awards previously made by the Employers to the Employee which have not as yet vested under each of such plans shall not accelerate and are intended to terminate in accordance with the terms of such plans. All stock options vested as of June 30, 1998 shall remain exercisable through September 30, 1998.

         4. Indemnification. The Employers agree to indemnify the Employee against any judicial or administrative proceeding, or threatened proceeding, whether civil or criminal, against the Employee arising out of the Employee's position as an employee, officer and/or director of the Employers to the fullest extent authorized by the Employer's charter, bylaws or other governing instrument and applicable law and regulations, including the payment of legal fees and documented out-of-pocket expenses in defending against claims, actions or proceedings. If Employee wishes to claim indemnification under this Section 4 he shall upon learning of such claim, action or proceeding promptly notify Employers thereof. Employers shall have the right to assume the defense thereof and shall not be liable to Employee for any legal expenses of other counsel subsequently incurred by Employee in connection with the defense thereof, except if Employer elects not to assume such defense.

         5. Use of Customer Lists, etc. The Employee acknowledges that, except as required by law or in his own good faith use in any proceeding, he has no right personally to use or disclose to any person, firm or corporation, information concerning any customer list, business secrets or confidential financial information of the Employers that he knew was intended by the Employers to be confidential and that he did not have reason to believe had been made public (collectively, "Confidential Information"). Accordingly, the Employee covenants and agrees that he shall not use or permit the use of any Confidential Information, and shall not divulge any Confidential Information to any person, firm or corporation, except as may be required by applicable law arising out of his employment with or participation in the affairs of the Employers.

         6.   Release of the Employers and Related Parties.

              (a) For, and in consideration of the commitments made herein by the Employers, including specifically the release in Section 7 below, the Employee, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Employers and their respective subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors and assigns, and any other party associated with the Employers (the "Released Parties"), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, in any way connected with his employment by the Employers or termination thereof; provided that no such waiver shall be effective with respect to Employee's rights related to COBRA, ERISA or the Employer's Cancer Policy and Term Life Insurance Policy. It is expressly understood that to the extent that the Employee has any right to convert the Cancer Policy or Term Life Insurance Policy to a personal policy, such conversion shall be at no expense to the Employer.

              (b) The Employee hereby specifically and unconditionally releases the Released Parties from any and all claims which the Employee may have against any of them and which arose on or before the date of this Agreement under the Age Discrimination in Employment Act (the "ADEA"), including, but not limited to, any claim attributable to the Employers' solicitation of the Employee's consent to the terms of this Agreement, and further acknowledges and represents that

                      (i) the Employee waives the Employee's claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Employers, and that the benefits provided thereby constitute consideration of value to which the Employee would not otherwise have been entitled;

                      (ii) the Employee has been advised in writing by the Employers to consult an attorney in connection with this Agreement;

                      (iii) the Employee has been given a period of 2l days within which to consider the terms hereof;

                      (iv) the Employee may revoke the waiver of ADEA claims set forth in this paragraph 6 for a period of seven (7) days following the execution of this Agreement and the Employee's waiver of ADEA claims hereunder shall not become effective until the revocation period has expired;

                      (v) if the Employee revokes the waiver of ADEA claims in accordance with subparagraph (iv) above, the Employee shall cease to receive the payments and benefits specified in paragraph 2 hereof, but such revocation shall not be effective with respect to the remainder of this Agreement and the consideration received by the Employee prior to the revocation shall be valid and adequate consideration with respect to the remainder of this Agreement; and

                      (vi) this Agreement complies in all respects with Section 7(f) of ADEA, the waiver provisions of the Older Worker Benefit Protection Act.

              (c) Notwithstanding the foregoing, the Employee does not release the Employers from claims arising out of any breach of this Agreement.

7. General Release of the Employee. For, and in consideration of the commitments made herein by the Employee, including specifically the release in Section 6 above, the Employers, for themselves, and for their respective successors and assigns do hereby release completely and forever discharge the Employee and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any kinds, nature and character whatsoever, known or unknown, in any way connected with the Employee's position as an employee, officer or director of the Employers. Notwithstanding anything in the foregoing to the contrary, the Employers do not release the Employee from claims arising out of any breach of this Agreement.

8. Representation. The Employers and the Employee represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

9. Withholding. The Employers may make such provisions as they deem appropriate for the withholding pursuant to federal or state income tax laws of such amounts as the Employers determine they are required to withhold in connection with the payments to be made pursuant to this Agreement.

10. Amendment and Waiver. The terms of this Agreement may not be modified other than in a writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

11. Notices. All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

                  If to the Employee:       Robert C. Sinewe
                                            800 Academy Place
                                            Sewickley, Pennsylvania 15143

                  If to the Employers:      WVS Financial Corp.
                                            West View Savings Bank
                                            McCandless Office
                                            9001 Perry Highway
                                            Pittsburgh, Pennsylvania 15237

12. Entire Agreement. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements between the Employers and the Employee with respect to the subject matter hereof, including without limitation, as of the date hereof, the Employment Agreement. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

14. Bind and Inure. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employers and their respective heirs and/or successors and permitted assigns.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

16. Confidentiality. No disclosure of the contents of this Agreement shall be made by either party to this Agreement without the prior written consent of the other party; provided that such disclosure (including disclosures contained in Company press releases and regulatory filings) may be made as required in accordance with federal securities law and regulations. The Employer will provide the Employee with a copy of the proposed press release to be issued in connection with this Agreement for review and comment.

         IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives and the Employee has executed this Agreement, all as of the day and year first above written.


WITNESSES:


                                         WVS FINANCIAL CORP.

/s/ James H. Ritchie            By:      /s/ James S. McKain, Jr.
--------------------                     ------------------------
                                Title:   Chairman of the Board

                                         WEST VIEW SAVINGS BANK

/s/ James H. Ritchie            By:      /s/ James S. McKain, Jr.
--------------------                     ------------------------
                                Title:   Chairman of the Board

                                         WVS FINANCIAL CORP.

/s/ Donald E. Hook              By:      /s/ David J. Bursic
------------------                       -------------------
                                Title:   President and Chief Executive Officer

                                         WEST VIEW SAVINGS BANK

/s/ Donald E. Hook              By:      /s/ David J. Bursic
------------------                       -------------------
                                Title:   President and Chief Executive Officer


                                         ROBERT C. SINEWE

/s/ James H. Ritchie                     /s/ Robert C. Sinewe
--------------------                    ----------------------